Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release January 29, 2026

TFS Financial Corporation Announces First Quarter Fiscal Year 2026 Results

(Cleveland, OH - January 29, 2026) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter ended December 31, 2025.
“We have had a positive start to our fiscal year as we quickly adapted to three recent Fed rate cuts,” said Chairman and CEO Marc A. Stefanski. “Our net interest income increased by $7.4 million over the same period in 2025, and we continue to effectively navigate competition for savings customers while also managing our margin. Our Tier 1 capital ratio of 10.75%, demonstrates our strength and stability as we consistently exceed the amount considered well capitalized.”
Operating Results for the Quarter ended December 31, 2025 compared to the Quarter ended September 30, 2025
The Company reported net income of $22.3 million for the quarter ended December 31, 2025 compared to $26.0 million for the quarter ended September 30, 2025. The decrease in net income was mainly due to a decrease in net interest income and an increase in non-interest expense, partially offset by a release of provision for credit losses.
Net interest income decreased $1.6 million, or 2.07%, to $75.7 million for the quarter ended December 31, 2025 when compared to the quarter ended September 30, 2025. The main reason for the decrease was lower average yields on home equity lines of credit and cash equivalents, following three recent 25 basis point interest rate cuts to the Wall Street Journal Prime Rate, the index to which home equity lines of credit are linked. The interest rate spread for the quarter ended December 31, 2025 was 1.47% compared to 1.54% for the preceding quarter. The net interest margin was 1.79% for the quarter ended December 31, 2025 and 1.84% for the quarter ended September 30, 2025.
During the quarter ended December 31, 2025, there was a $1.0 million release of provision for credit losses compared to a $1.0 million provision expense for the quarter ended September 30, 2025. The total allowance for credit losses at December 31, 2025 was $104.1 million, or 0.66% of total loans receivable, compared to $104.4 million, or 0.67% of total loans receivable, at September 30, 2025. The overall allowance decreased primarily due to a decline in unfunded commitments for loan originations. The liability for unfunded commitments included in the total allowance was $29.1 million at December 31, 2025 and $30.1 million at September 30, 2025. Net loan recoveries were $0.7 million during the quarter ended December 31, 2025 compared to $1.0 million for the quarter ended September 30, 2025.
Total loan delinquencies increased $2.2 million to $36.9 million, or 0.23% of total loans receivable, at December 31, 2025 from $34.7 million, or 0.22% of total loans receivable, at September 30, 2025. Non-accrual loans increased $0.3 million to $39.0 million, or 0.25% of total loans receivable, at December 31, 2025 from $38.7 million, or 0.25% of total loans receivable, at September 30, 2025.
Total non-interest expense for the quarter ended December 31, 2025 increased $4.2 million, or 8.07%, from the prior quarter to $56.2 million, mainly due to increases of $2.9 million in salaries and employee benefits, $1.7 million in marketing costs and $0.6 million in office property, equipment and software expenses, partially offset by a $0.8 million decrease in other expenses. Salaries and benefits increased primarily due to a one-time after-tax bonus of $1,500 given to all associates in December 2025, in appreciation for their contributions to record earnings in fiscal year 2025, and a $0.8 million increase in group health insurance costs. The increase in marketing costs resulted from initiatives aimed at attracting and retaining deposit customers. The decrease in other expenses was primarily the result of decreases in down payment assistance, appraisal, credit report and professional consultant costs, partially offset by an increase in postage.
Operating Results for the Quarter ended December 31, 2025 compared to the Quarter ended December 31, 2024
The Company reported net income of $22.3 million for the quarter ended December 31, 2025 compared to $22.4 million for the quarter ended December 31, 2024. Compared to the same quarter of the previous year, net interest income and non-interest income increased, while the release of provision for credit losses decreased. These changes were offset by an increase in non-interest expense.
Net interest income increased $7.4 million, or 10.83%, to $75.7 million for the quarter ended December 31, 2025 compared to $68.3 million for the same quarter a year ago. When comparing the two periods, the average balance and yield of interest-earnings assets increased $403.0 million and 15 basis points while the average balance and cost of interest-bearing liabilities increased $397.6 million and two basis points. The interest rate spread for the quarter ended December 31, 2025 was

1.47% compared to 1.34% for the year-ago quarter. The net interest margin was 1.79% for the quarter ended December 31, 2025 and 1.66% for the quarter ended December 31, 2024.
During the quarter ended December 31, 2025, there was a $1.0 million release of provision for credit losses compared to a $1.5 million release of provision for the quarter ended December 31, 2024. The total allowance for credit losses was $104.1 million, or 0.66% of total loans receivable, at December 31, 2025 compared to $97.8 million, or 0.64% of total loans receivable, at December 31, 2024. The increase in the allowance was driven by an increase in home equity line of credit commitments, with a partially offsetting decrease in the residential mortgage portfolio. Home equity lines of credit carry a higher life of loan loss estimate than residential mortgage loans.
Total non-interest income increased by $1.5 million, or 23.07%, to $8.0 million for the quarter ended December 31, 2025, from $6.5 million for the quarter ended December 31, 2024. The increase was mainly the result of a $0.3 million increase in fees and service charges and a $1.2 million increase in net gain on the sales of loans. During the quarters ending December 31, 2025 and December 31, 2024, there were $120.8 million and $72.0 million loans sold with net gains on the sale of loans totaling $2.3 million and $1.1 million, respectively.
Total non-interest expense increased $8.3 million, or 17.31%, to $56.2 million for the quarter ended December 31, 2025 from $47.9 million for the same quarter a year ago. The increase was mainly due to increases of $3.9 million in salaries and employee benefits, $2.5 million in marketing costs, $1.0 million in office property, equipment and software and $1.2 million in other expenses. The increase in salaries and benefits was primarily due to a one-time after-tax bonus of $1,500 given to all associates in December 2025, totaling $2.2 million, and an increase in staffing. The increase in marketing costs resulted from initiatives aimed at attracting and retaining deposit customers. Information technology improvements drove the increase in office property, equipment and software expenses. The increase in other expenses was primarily due to increases in down payment assistance and postage.
Financial Condition at December 31, 2025
Total assets increased $42.4 million, or less than 1%, to $17.50 billion at December 31, 2025 from $17.46 billion at September 30, 2025. This change was mainly the result of increases in loans held for investment and prepaid expenses and other assets, partially offset by decreases in investment securities available for sale and loans held for sale.
Investment securities available for sale decreased $66.2 million, or 12.71%, to $454.5 million at December 31, 2025 from $520.7 million at September 30, 2025. This decrease was mainly due to the combined effect of cash flows from security repayments and maturities. During the quarter ended December 31, 2025, a $50.0 million treasury security matured and was not replaced.
Loans held for investment, net of deferred loan fees and allowance for credit losses, increased $78.4 million, or 0.50%, to $15.74 billion at December 31, 2025 from $15.66 billion at September 30, 2025. The increase was offset by a $43.3 million decrease in the portfolio of loans held for sale, which totaled $14.4 million at December 31, 2025. During the quarter ended December 31, 2025, the home equity loans and lines of credit portfolio increased $236.0 million and residential core mortgage loans decreased $153.9 million.
The changes in loans held for sale and loans held for investment were affected by the volume of loans originated, acquired and sold. During the quarter ended December 31, 2025, total first mortgage loan originations were $315.4 million compared to $427.9 million for the quarter ended September 30, 2025 and $176.5 million for the quarter ended December 31, 2024. Of total residential mortgage loans originated during the current period, $268.5 million (85%) were purchase transactions. There was $120.8 million of residential mortgage loans delivered to Fannie Mae on contracts settled during the quarter ended December 31, 2025. Commitments originated for home equity loans and lines of credit were $531.1 million for the quarter ended December 31, 2025 compared to $645.4 million for the quarter ended September 30, 2025 and $559.0 million for the quarter ended December 31, 2024.
Other assets increased $46.7 million, or 41.81%, to $158.4 million at December 31, 2025 from $111.7 million at September 30, 2025. The increase was primarily the result of a $47.9 million increase in the margin requirement on swap contracts after an investment security that had been posted as collateral matured during the quarter ended December 31, 2025.
Deposits decreased by $74.9 million, or 0.72%, to $10.37 billion at December 31, 2025 from $10.45 billion at September 30, 2025. The decrease in deposits included a $494.2 million decrease in the CD portfolio and a $10.0 million decrease in money market accounts, partially offset by a $399.7 million increase in savings accounts and a $27.5 million increase in checking accounts. Some CDs convert to tiered-interest savings accounts at maturity, prompting a shift from CDs to savings accounts between the periods compared. At December 31, 2025, brokered CDs totaled $0.88 billion and included

$550.0 million of one- to three-month certificates of deposit accounts aligned with pay-fixed interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.1 years.
Borrowed funds increased $69.6 million, or 1.43%, to $4.94 billion at December 31, 2025 from $4.87 billion at September 30, 2025. The total balance of borrowed funds at December 31, 2025 consisted of $1.55 billion of long-term advances with a weighted average maturity of approximately 1.7 years, $2.95 billion of three-month advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.8 years, and $270.0 million in overnight borrowings, all from the FHLB, and $150 million of fed funds purchased.
Total shareholders' equity increased $7.0 million, or less than 1%, to $1.90 billion at December 31, 2025 from $1.89 billion at September 30, 2025. Activity during the quarter reflects $22.3 million of net income, $1.9 million of stock repurchases, a quarterly dividend of $14.9 million and a negative net adjustment of $2.3 million related to stock compensation and employee stock ownership plans. During the quarter ended December 31, 2025, a total of 139,442 shares of the Company's stock were repurchased at an average cost of $13.66 per share. The Company's eighth stock repurchase program, approved in January 2017, allows for a total of 10,000,000 shares to be repurchased and 5,195,356 shares have been repurchased as of December 31, 2025.
The Company declared and paid a quarterly dividend of 0.2825 per share during the quarter ended December 31, 2025. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 8, 2025 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 8, 2026), including a total of up to $0.565 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past twelve years under Federal Reserve regulations and for each of those twelve years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework (“Basel III Rules”). At December 31, 2025 all of the Company's capital ratios exceeded the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.75%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 17.35% and its total capital ratio was 18.31%.
Presentation slides as of December 31, 2025 will be available on the Company's website, thirdfederal.com, under the Investor Relations link under the "Presentations" heading, beginning January 30, 2026. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 28 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 15 full service branches throughout Florida.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others, and the effects of tariffs and retaliatory actions;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the effects of the current federal government shutdown;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio;
●	the effects of global or national war, conflict or acts of terrorism;
●	our ability to retain key employees;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of a wide-spread pandemic, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2025	September 30, 2025
ASSETS
Cash and due from banks	$26,722	$24,176
Other interest-earning cash equivalents	429,987	405,263
Cash and cash equivalents	456,709	429,439
Investment securities available for sale	454,493	520,659
Mortgage loans held for sale	14,440	57,662
Loans held for investment, net:
Mortgage loans	15,737,840	15,659,460
Other loans	8,515	8,153
Deferred loan expenses, net	70,317	69,943
Allowance for credit losses on loans	(74,984)	(74,244)
Loans, net	15,741,688	15,663,312
Mortgage loan servicing rights, net	8,828	8,549
Federal Home Loan Bank stock, at cost	234,027	235,363
Real estate owned, net	1,975	1,921
Premises, equipment, and software, net	40,446	40,022
Accrued interest receivable	60,295	62,553
Bank owned life insurance contracts	327,337	325,149
Other assets	158,445	111,687
TOTAL ASSETS	$17,498,683	$17,456,316
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,372,075	$10,446,968
Borrowed funds	4,939,835	4,870,219
Borrowers’ advances for insurance and taxes	133,606	113,168
Principal, interest, and related escrow owed on loans serviced	42,256	30,328
Accrued expenses and other liabilities	109,946	101,709
Total liabilities	15,597,718	15,562,392
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323
Paid-in capital	1,756,360	1,757,813
Treasury stock, at cost	(774,311)	(774,340)
Unallocated ESOP shares	(17,334)	(18,417)
Retained earnings—substantially restricted	954,158	946,776
Accumulated other comprehensive loss	(21,231)	(21,231)
Total shareholders’ equity	1,900,965	1,893,924
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,498,683	$17,456,316

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$184,946	$185,332	$177,493	$171,506	$172,152
Investment securities available for sale	4,241	4,708	4,816	4,755	4,455
Other interest and dividend earning assets	8,585	9,013	9,098	9,691	10,161
Total interest and dividend income	197,772	199,053	191,407	185,952	186,768
INTEREST EXPENSE:
Deposits	79,203	78,636	76,803	75,379	77,942
Borrowed funds	42,889	43,094	39,610	38,524	40,498
Total interest expense	122,092	121,730	116,413	113,903	118,440
NET INTEREST INCOME	75,680	77,323	74,994	72,049	68,328
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	1,000	1,500	1,500	(1,500)
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	76,680	76,323	73,494	70,549	69,828
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,512	2,617	2,467	2,221	2,224
Net gain on the sale of loans	2,329	2,314	726	1,187	1,115
Increase in and death benefits from bank owned life insurance contracts	2,764	2,650	2,733	2,680	2,682
Other	443	580	1,122	980	482
Total non-interest income	8,048	8,161	7,048	7,068	6,503
NON-INTEREST EXPENSE:
Salaries and employee benefits	30,488	27,579	27,651	27,666	26,606
Marketing services	6,239	4,537	5,810	4,632	3,654
Office property, equipment and software	7,756	7,236	7,653	7,617	6,844
Federal insurance premium and assessments	3,247	3,388	3,519	3,673	3,585
State franchise tax	1,067	1,117	1,204	1,199	1,047
Other expenses	7,433	8,188	7,348	6,301	6,205
Total non-interest expense	56,230	52,045	53,185	51,088	47,941
INCOME BEFORE INCOME TAXES	28,498	32,439	27,357	26,529	28,390
INCOME TAX EXPENSE	6,224	6,440	5,844	5,508	5,964
NET INCOME	$22,274	$25,999	$21,513	$21,021	$22,426
Earnings per share - basic and diluted	$0.08	$0.09	$0.08	$0.07	$0.08
Weighted average shares outstanding
Basic	278,754,792	278,764,271	278,832,875	278,729,388	278,538,110
Diluted	279,908,875	279,887,491	279,873,274	279,719,382	279,578,652

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$386,878	$3,827	3.96%	$385,290	$4,180	4.34%	$424,111	$4,949	4.67%
Investment securities	20,064	194	3.87%	53,974	552	4.09%	60,183	674	4.48%
Mortgage-backed securities	460,043	4,047	3.52%	463,128	4,156	3.59%	454,332	3,781	3.33%
Loans (2)	15,793,474	184,946	4.68%	15,705,190	185,332	4.72%	15,326,120	172,152	4.49%
Federal Home Loan Bank stock	233,298	4,758	8.16%	235,975	4,833	8.19%	225,977	5,212	9.23%
Total interest-earning assets	16,893,757	197,772	4.68%	16,843,557	199,053	4.73%	16,490,723	186,768	4.53%
Noninterest-earning assets	536,886			570,470			524,634
Total assets	$17,430,643			$17,414,027			$17,015,357
Interest-bearing liabilities:
Checking accounts	$790,898	70	0.04%	$797,552	172	0.09%	$826,383	90	0.04%
Savings accounts	1,247,736	3,563	1.14%	1,104,938	3,192	1.16%	1,289,788	3,353	1.04%
Certificates of deposit	8,359,946	75,570	3.62%	8,451,255	75,272	3.56%	8,058,740	74,499	3.70%
Borrowed funds	4,827,275	42,889	3.55%	4,911,194	43,094	3.51%	4,653,328	40,498	3.48%
Total interest-bearing liabilities	15,225,855	122,092	3.21%	15,264,939	121,730	3.19%	14,828,239	118,440	3.19%
Noninterest-bearing liabilities	282,935			229,685			271,640
Total liabilities	15,508,790			15,494,624			15,099,879
Shareholders’ equity	1,921,853			1,919,403			1,915,478
Total liabilities and shareholders’ equity	$17,430,643			$17,414,027			$17,015,357
Net interest income		$75,680			$77,323			$68,328
Interest rate spread (1)(3)			1.47%			1.54%			1.34%
Net interest-earning assets (4)	$1,667,902			$1,578,618			$1,662,484
Net interest margin (1)(5)		1.79%			1.84%			1.66%
Average interest-earning assets to average interest-bearing liabilities	110.95%			110.34%			111.21%
Selected performance ratios:
Return on average assets (1)		0.51%			0.60%			0.53%
Return on average equity (1)		4.64%			5.42%			4.68%
Average equity to average assets		11.03%			11.02%			11.26%
(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.